Exhibit 10.23

ANTERO MIDSTREAM CORPORATION

EXECUTIVE SEVERANCE PLAN

PARTICIPATION AGREEMENT

October 2, 2025

Paul M. Rady

Re:	Participation Agreement – Antero Midstream Corporation Executive Severance Plan

Dear Paul:

We are pleased to inform you that you have been designated as eligible to participate in the Antero Midstream Corporation Executive Severance Plan (as it may be amended from time to time, the “Plan”). Your participation in the Plan is subject to the terms and conditions of the Plan, your execution and delivery of this agreement, which constitutes a Participation Agreement (as defined in the Plan), and your execution and delivery of the Notice of Restrictive Covenants. A copy of the Plan is attached hereto as Annex A and is incorporated herein and deemed to be part of this Participation Agreement for all purposes. A copy of the Notice of Restrictive Covenants is attached hereto as Annex B. Your participation in the Plan shall be effective 14 days following execution of this Participation Agreement and the Notice of Restrictive Covenants.

In signing below, you expressly agree to be bound by, and promise to abide by, the terms of Sections 7, 8, 9, and 10 of the Plan, which create certain restrictions with respect to confidentiality, non-solicitation, non-disparagement and post-termination cooperation.  You further acknowledge that receipt of severance benefits following a Qualifying Termination under the Plan is contingent upon your execution of a general release of claims at the time of such Qualifying Termination and continued compliance with, to the extent applicable pursuant to the terms thereof, any restrictive covenants set forth in the Plan.

You acknowledge and agree that the Plan and this Participation Agreement supersede all prior severance benefit policies, plans and arrangements of the Company or any other member of the Company Group (and supersedes all prior oral or written communications by the Company or any of other member of the Company Group with respect to severance benefits), and all such prior policies, plans, arrangements and communications are hereby null and void and of no further force and effect with respect to your participation therein; provided, however, that the terms and provisions of the AR LTIP, the 2013 AR LTIP, the AM LTIP, and the award agreements under each such plan shall continue to govern the equity-based awards granted under such plans to an Eligible Executive following such Eligible Executive’s termination of employment; provided, further, that the terms of the Chairman Emeritus Agreement (the “Chairman Agreement”) entered into as of August 14, 2025 between you, the Company and Antero Midstream shall remain in full force and effect except for Section 3(e) of the Chairman Agreement, which is superseded by this Participation Agreement and the Plan.

Notwithstanding the definition of Qualifying Termination in the Plan, you will only be deemed to have incurred a Qualifying Termination in the event a Change in Control occurs during the term of the Chairman Agreement.  In the event a Change in Control occurs during the term of the Chairman Agreement, the closing date of the transaction that constitutes a Change in Control shall be deemed to be the date of your Qualifying Termination (irrespective of whether your employment continues or is terminated) and the Company shall pay you, or cause you to be paid, $4,063,910.39 on or after the 14th day following the Release Consideration Period, but in no event later than 75 days following the closing date of the Change in Control.  This payment represents the aggregate value of the cash payments you would have received pursuant to Section 5(a)(i), Section 5(a)(ii), and Section 5(a)(iii) of the Plan if you had experienced a Qualifying Termination on August 13, 2025 and the Plan was in place as of that date.  You shall also be eligible to receive the benefits and payments described in Section 5(a)(iv) of the Plan; provided, however, that your COBRA Continuation Period shall commence on the first day of the first calendar month following the earliest to occur of (i) the end of the term of the Chairman Agreement, and (ii) the date of your loss of coverage under the Company’s health plan, in each case only following a Change in Control.  For the avoidance of doubt, you shall not be eligible to receive any payments or benefits pursuant to the Plan if a Change in Control does not occur during the term of the Chairman Agreement.

You further acknowledge and agree that (i) you have fully read, understand and voluntarily enter into this Participation Agreement and (ii) you have had a sufficient opportunity to consult with your personal tax, financial planning advisor and attorney about the tax, financial and legal consequences of your participation in the Plan before signing this Participation Agreement.

Unless otherwise defined herein, capitalized terms used in this Participation Agreement shall have the meanings set forth in the Plan. This Participation Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  To the extent there is any conflict between the Plan and this Participation Agreement, the terms of this Participation Agreement shall control.

Please execute this Participation Agreement in the space provided below and send a fully executed copy to Yvette K. Schultz no later than fourteen days following the date of this letter.

Sincerely,

ANTERO MIDSTREAM CORPORATION

By: /s/ Yvette K. Schultz

Name: Yvette K. Schultz

Title:	Chief Compliance Officer, SVP – Legal, General Counsel and Corporate Secretary

AGREED AND ACCEPTED

This 2nd day of October, 2025 by:

/s/ Paul M. Rady

PAUL M. RADY

ANNEX A

ANTERO MIDSTREAM CORPORATION

EXECUTIVE SEVERANCE PLAN

[See attached]

ANNEX B

NOTICE OF RESTRICTIVE COVENANTS, INCLUDING COVENANT NOT TO COMPETE

Antero Midstream Corporation, a Delaware limited liability company (the “Company”), hereby gives notice to Paul M. Rady (“Executive”) that, in connection with the Antero Midstream Corporation Executive Severance Plan dated effective as of September 17, 2025 (the “Plan”), Executive shall be required to enter into certain non-competition, non-solicitation, confidentiality and non-disclosure covenants (the “Restrictive Covenants”) contained in the Plan.

By signing below, Executive hereby acknowledges and agrees that:

1.	A copy of the Plan and the Plan Participation Agreement has been provided to Executive, and are provided to Executive along with this notice;

2.	Section 9(b) and (ii) of the Plan contain non-competition restrictions, and Sections 9(b)(iii) and (iv) of the Plan contain non-solicitation restrictions and Sections 8 and 10 of the Company Agreement contains confidentiality and non-disclosure restrictions.

3.	The Plan contains covenants not to compete that could restrict Executive’s options for subsequent employment following Executive’s separation from the Company; and

4.	If Executive accepts the terms of the Plan, Executive shall be doing so voluntarily (and Executive has not been subjected to force, threats or other intimidation in connection therewith), and with Executive’s full understanding and acceptance of the Plan’s terms (including the terms of the Restrictive Covenants).

Executive acknowledges that this notice has been provided to Executive at least 14 days before the earlier to occur of the effective date of the Restrictive Covenants. Executive further acknowledges and agrees that this notice is clear and conspicuous and that Executive fully understands the Restrictive Covenants Executive is being asked to enter.

ACKNOWLEDGED AND AGREED BY EXECUTIVE:

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